Robert C. Shrosbree
Assistant General Counsel

April 5, 2005

CMS Energy Corporation
One Energy Plaza
Jackson, MI 49201

RE: CMS Energy Corporation Common Stock

(par value $0.01 per share)

Ladies and Gentlemen:

I am the Assistant General Counsel of CMS Energy Corporation, a Michigan corporation (the “Company”). I address this opinion to you with respect to the issuance and sale of 23,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”). The Company issued and sold the Common Stock pursuant to an effective shelf Registration Statement on Form S-3 (No 333-51932) (the “Registration Statement”) and a Prospectus Supplement dated March 30, 2005 to a Prospectus dated September 21, 2004.

In rendering the opinions expressed below, I, or attorneys acting under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of governmental officials and corporate officers and such other papers and evidence, as I have deemed relevant and necessary as a basis for such opinions. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, and the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for examination. I have further assumed without investigation that each document submitted to me for review and relied upon for this opinion is accurate and complete as of the date given to the date hereof.

On the basis of such review, I am of the opinion that the shares of Common Stock have been legally issued by the Company and are fully paid and non-assessable. The issuance of the shares of Common Stock is not subject to the preemptive or other similar rights of any securityholder of the Company or any of its subsidiaries.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on April 5, 2005, which is incorporated by reference in the Registration Statement.

Very truly yours,

/s/ Robert C. Shrosbree

Robert C. Shrosbree